As filed with the Securities and Exchange Commission on October 1, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARATHON PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	27-1284632
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

539 South Main Street, Findlay, Ohio	45840
(Address of principal executive offices)	(Zip Code)

Andeavor 401(k) Plan

(Full title of the plan)

Molly R. Benson

Vice President, Chief Securities, Governance & Compliance Officer and Corporate Secretary

539 South Main Street, Findlay, Ohio 45840

(Name and address of agent for service)

(419) 422-2121

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common stock, par value $0.01 per share	1,000,000 (1)(2)	$83.83	$83,830,000	$10,161

(1)

Represents the maximum number of shares of common stock, par value $0.01 per share (“Common Stock”), of Marathon Petroleum Corporation (the “Registrant”) issuable pursuant to the Andeavor 401(k) Plan (the “Plan”) being registered hereon. The Plan is to be continued by the Registrant in connection with the transactions by which Marathon has agreed to acquire Andeavor through the merger of Mahi Inc. with and into Andeavor (with Andeavor surviving as a wholly owned subsidiary of the Registrant) and the merger of Andeavor with and into Andeavor LLC (with Andeavor LLC surviving as a wholly owned subsidiary of the Registrant) (the “Merger”), which Merger is expected to close on October 1, 2018.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(3)

Estimated solely for the purposes of determining the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices for the Common Stock as reported on the New York Stock Exchange on September 26, 2018, which is a date within five business days prior to filing.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated into this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017 (Commission File No. 001-35054), filed with the Commission on February 28, 2018;

(b)	Annual Report on Form 11-K for the year ended December 31, 2017 (Commission File No. 001-03473), filed by the Plan on June 18, 2018;

(c)

The Registrant’s Quarterly Reports on Form 10-Q for the period ended March 31, 2018 (Commission File No. 001-35054), filed with the Commission on April 30, 2018, and for the period ended June 30, 2018 (Commission File No. 001-35054), filed with the Commission on August 6, 2018;

(d)

The Registrant’s Current Reports on Form 8-K (Commission File No. 001-35054), filed with the Commission on: January 4, 2018; February 1, 2018 (reporting Items 5.03 and 9.01); February 2, 2018; April 30, 2018 (reporting Items 1.01, 8.01 and 9.01); May 1, 2018; June 6, 2018 (with respect to only Item 8.01); July 3, 2018; July 25, 2018; August 10, 2018; August 31, 2018; September 14, 2018; September 18, 2018; and September 24, 2018; and

(e)

The description of the Registrant’s Common Stock under the caption “Description of Capital Stock” in the Registrant’s Registration Statement on Form 10 filed with the Commission on January 25, 2011, as amended, including any subsequently filed amendments and reports updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the rights of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant’s bylaws contain provisions that provide for indemnification of officers and directors to the fullest extent permitted by, and in the manner permissible under, applicable state and federal law, including the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided to the Registrant’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and to the Registrant with respect to payments which may be made by the Registrant to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Agreement and Plan of Merger, dated as of April 29, 2018, by and among Marathon Petroleum Corporation, Andeavor, Mahi Inc. and Mahi LLC (n/k/a Andeavor LLC) (incorporated by reference herein to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-35054) filed April 30, 2018)

4.2	Amendment to Agreement and Plan of Merger, dated as of July 3, 2018, by and among Marathon Petroleum Corporation, Andeavor, Mahi Inc. and Mahi LLC (n/k/a Andeavor LLC) (incorporated by reference herein to Exhibit 2.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 (Commission File No. 333-225244) filed July 5, 2018)

4.3	Second Amendment to Agreement and Plan of Merger, dated as of September 18, 2018, by and among Marathon Petroleum Corporation, Andeavor, Mahi Inc. and Mahi LLC (n/k/a Andeavor LLC) (incorporated by reference herein to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-35054) filed September 18, 2018)

4.4	Restated Certificate of Incorporation of Marathon Petroleum Corporation, dated as of June 22, 2011 (incorporated by reference herein to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-35054) filed on June 22, 2011)

4.5

Certificate of Amendment of Restated Certificate of Incorporation of Marathon Petroleum Corporation (filed as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q, filed August 6, 2018 (file no. 001-35054) and incorporated herein by reference).

4.6	Amended and Restated Bylaws of Marathon Petroleum Corporation, effective May 1, 2018 (incorporated by reference herein to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-35054) filed on May 1, 2018)

4.7	Andeavor 401(k) Plan, as amended

The Registrant undertakes to submit the Plan and any subsequent amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the Plan.

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Powers of Attorney

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Findlay, State of Ohio, on this 1st day of October, 2018.

MARATHON PETROLEUM CORPORATION

By:	/s/ Molly R. Benson
Molly R. Benson
Vice President, Chief Securities, Governance & Compliance Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: October 1, 2018	/s/ Gary R. Heminger
Gary R. Heminger Chairman of the Board and Chief Executive Officer (principal executive officer)

Date: October 1, 2018	/s/ Timothy T. Griffith
Timothy T. Griffith Senior Vice President and Chief Financial Officer (principal financial officer)

Date: October 1, 2018	/s/ John J. Quaid
John J. Quaid Vice President and Controller (principal accounting officer)

Date: October 1, 2018	*
Abdulaziz F. Alkhayyal Director

Date: October 1, 2018	*
Evan Bayh Director

Date: October 1, 2018	*
Charles E. Bunch Director

Date: October 1, 2018	*
Steven A. Davis Director

Date: October 1, 2018	*
Donna A. James Director

Date: October 1, 2018	*
James E. Rohr Director

Date: October 1, 2018	*
Frank M. Semple Director

Date: October 1, 2018	*
J. Michael Stice Director

Date: October 1, 2018	*
John P. Surma Director

*

This Registration Statement has been signed on behalf of the above directors by Gary R. Heminger, as attorney-in-fact, pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

Date: October 1, 2018	By:	/s/ Gary R. Heminger
Gary R. Heminger
Attorney-in-Fact

Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on this 1st day of October, 2018.

ANDEAVOR 401(k) PLAN

By:	/s/ Wendy L. Salmon
Wendy L. Salmon
Chair of the Andeavor Employee Benefits Committee